SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 28, 2006
H. J. HEINZ COMPANY
(Exact Name of Registrant as Specified in Charter)
PENNSYLVANIA
(State or Other Jurisdiction of Incorporation)

1-3385	25-0542520
(Commission File Number)	(IRS Employer Identification No.)

600 Grant Street, Pittsburgh,
Pennsylvania	15219
(Address of Principal Executive Offices	(Zip Code)
Registrant’s telephone number, including area doe: 412-456-5700
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction a.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On April 28, 2006, the Company entered into a Separation Agreement and General Release (the “Agreement”) with Joseph Jimenez, Jr. Mr. Jimenez was previously serving as Executive Vice President, President, and CEO of Heinz Europe. Pursuant to the terms of the Agreement, Mr. Jimenez’s separation from service was effective on April 28, 2006.
Under the Agreement and the Company’s severance policy, Mr. Jimenez will receive the payments summarized below. A lump sum payment of $947,795, less applicable deductions, will be paid promptly after separation. An additional $152,205, less applicable deductions, will be paid six months after his separation date. Mr. Jimenez will also receive monthly payments of $55,000, less applicable deductions, from November 2006 through April 2008, subject to earlier termination of such payments as of the date he secures employment prior to April 2008. Given that Mr. Jimenez served through the fiscal year, he is entitled to an annual incentive award “bonus” for fiscal year 2006. The bonus will be calculated and paid based on actual goal results for fiscal year 2006; such bonus, if earned, will be paid approximately 60 days after the end of the fiscal year.
Pursuant to the provisions of the applicable Company stock option and equity award plans (the “Equity Plans”), all stock options previously granted to Mr. Jimenez will vest and expire according to the terms of each annual award agreement and underlying Equity Plan document. All restricted stock unit awards will continue to vest, and dividends will be paid in accordance with the applicable award agreement and Equity Plan, subject to a potential six-month delay in some payments to the extent necessary to comply with Internal Revenue Code Section 409A.
Consistent with the Company’s practice regarding departing senior executives, Mr. Jimenez will receive $20,000 for payment of 2006 country club dues, and $50,000 for payment of financial planning, tax assistance, and legal fees. The Company’s obligation to prepare and file foreign tax returns and cover certain tax payments under the corporate expatriate program will continue after separation from employment under the terms of such program. All short-term and long-term disability insurance coverage will terminate on April 28, 2006. The Company executive life insurance will continue to remain in force through December 31, 2006, and the Company will pay Mr. Jimenez a lump sum equal to $14,000 for use toward payment of this or similar coverage through April 2008. All personal excess liability insurance will similarly continue through December 31, 2006, and the Company will pay Mr. Jimenez a lump sum of $6,000 for his use toward payment of this or similar coverage through April 2008. Outplacement services will be made available through April 2007.
As a result of the separation, Mr. Jimenez will be entitled to receive all benefits accrued and vested as of April 28, 2006 under the Company’s retirement plans in accordance with and subject to the restrictions and limitations contained in those plans. Mr. Jimenez had not vested in his Supplemental Executive Retirement Plan account and received no payment under that Plan. The Company will not be required to make any contribution to its retirement plans for or on behalf of Mr. Jimenez after April 28, 2006. Payment of any amounts deferred under the Company’s deferred compensation plan will commence six months after the date of separation.

The Company will provide health coverage through COBRA or an alternative arrangement to Mr. Jimenez and eligible dependents for a period of 24 months from separation, or until April 30, 2008, on the same coverage and tax basis that are available to other active senior executives generally. The Company will also reimburse Mr. Jimenez for all unused and accrued vacation days.
Item 8.01 Other Events
On May 1, 2006, the Company issued the attached press release announcing the departure of Mr. Joseph Jimenez, Jr., formerly serving as Executive Vice President and CEO of Heinz Europe, and the appointment of Christopher Warmoth as Senior Vice President for Heinz Asia and Michael D. Milone as Senior Vice President Pacific and Rest of World, effective May 4, 2006. A copy of this press release is incorporated herein by reference to Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.
Exhibit 99.1 — Press release dated May 1, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H. J. HEINZ COMPANY
Date: May 3, 2006	By:	/s/ Theodore N. Bobby
		Name:	Theodore N. Bobby
		Title:	Senior Vice President and General Counsel